Exhibit 3.2

                               [Bylaw Amendments]

                  RESOLVED, that effective upon the closing of the Preferred Stock Purchase Agreement, the following amendments to the Bylaws of the Company shall take effect:

                  1. Section II.2 of the Bylaws is deleted and replaced in its entirety with the following:

                           Section II.2. As of the closing of the purchase of shares of Senior Convertible Preferred Stock (as defined in the Second Amended and Restated Shareholders Agreement (the "Shareholders Agreement"), dated as of July 30, 1999, by and between Allied Waste Industries, Inc., a Delaware corporation (the "Company"), on the one hand, and Apollo Investment Fund IV, L.P., a Delaware limited partnership, Apollo Investment Fund III, L.P., a Delaware limited partnership,  Apollo  Overseas  Partners  IV,  L.P., a Delaware limited partnership,  Apollo  Overseas  Partners  III, L.P., a Delaware limited partnership,  Apollo  (U.K.)  Partners  III, L.P.,  an  English limited partnership, Apollo/AW LLC, a Delaware limited liability company, Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership ("BCP"), Blackstone Offshore Capital Partners II L.P., a Cayman Islands limited partnership, Blackstone Family Investment Partnership II L.P., a Delaware limited partnership, Blackstone Offshore Capital Partners III L.P., a Cayman Islands limited partnership, Blackstone Family Investment Partnership III L.P., a Delaware limited partnership, Greenwich Street Capital Partners II, L.P., a Delaware limited partnership, GSCP Offshore Fund, L.P., a Cayman Islands exempted limited partnership, Greenwich Fund, L.P., a Delaware limited partnership, Greenwich Street Employees Fund, L.P., a Delaware limited partnership, TRV Executive Fund, L.P., a Delaware limited partnership, DLJMB Funding II, Inc., a Delaware corporation, DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership, DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership, DLJ Diversified Partners, L.P., a Delaware limited partnership, DLJ Diversified Partners-A, L.P., a Delaware limited
         partnership,  DLJ  Millennium  Partners,  L.P.,   a   Delaware  limited
         partnership,  DLJ  Millennium  Partners-A,  L.P.,  a  Delaware  limited partnership, DLJ First ESC L.P., a Delaware limited partnership, DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership, DLJ EAB Partners, L.P., a Delaware limited partnership, and DLJ ESC II L.P., a Delaware limited partnership, or any other entities (other than the Company) party to the Shareholders Agreement (collectively, the "Shareholders"), on the other hand) pursuant to the Preferred Stock Purchase Agreement (as defined in the Shareholders Agreement) and until the earlier to occur of the tenth anniversary of the purchase of shares of Senior Preferred Stock pursuant to the Preferred Stock Purchase and the date on which the Apollo/Blackstone Shareholders (as defined in the Shareholders Agreement) own, collectively, less than 20% of the Apollo/Blackstone Shares (as defined in the Shareholders agreement) (the "Shareholder Designee Period"), the board of directors shall consist of no more than thirteen (13) directors during the Shareholder Designee Period.

                  2. Section II.3 of the Bylaws is amended to delete the second paragraph and to add a new paragraph as follows:

                           At all times during the Shareholder Designee Period, the Company agrees, subject to Section 3.1(d), to support the nomination of, and the Company's Nominating Committee (as defined herein) shall recommend to the Board of Directors the inclusion in the slate of nominees recommended by the Board of Directors to shareholders for election as directors at each annual meeting of shareholders of the
         Company: (i) no more than two persons who are executive officers of the Company ("Management Directors"), (ii) (A) five Shareholder Designees, so long as the Apollo/Blackstone Shareholders beneficially own 80% or more of the Apollo/Blackstone Shares, (B) four Shareholder Designees, so long as the Apollo/Blackstone Shareholders beneficially own 60% or more but less than 80% of the Apollo/Blackstone Shares, (C) three Shareholder Designees, so long as the Apollo/Blackstone Shareholders beneficially own 40% or more but less than 60% of the Apollo/Blackstone Shares, (D) two Shareholder Designees, so long as the Apollo/Blackstone Shareholders beneficially own 20% or more but less than 40% of the Apollo/Blackstone Shares, and (E) one Shareholder Designee, so long as the Apollo/Blackstone Shareholders beneficially own 10% or more but less than 20% of the Apollo/Blackstone Shares (each a "Beneficial Ownership Threshold"); provided, however, that if at any time as a result of the Company's issuance of Voting Securities the Shareholders beneficially own 9% or less of the Actual Voting Power (the "Actual Voting Power Threshold"), the Apollo/Blackstone Shareholders shall be entitled to no more than three Shareholder Designees (even if the Apollo/Blackstone Shareholders would otherwise be entitled to a greater number of Shareholder Designees pursuant to clauses (A) through (E) above), and (iii) such other persons, each of whom is (A) recommended by the Nominating Committee and (B) not an employee or officer of or outside counsel to the Company or a partner, employee, director, officer, affiliate or associate (as defined in Rule 12b-2 under the Exchange Act) of any Shareholder or any affiliate of a Shareholder or as to which the Shareholders or their affiliates own at least ten percent of the voting equity securities ("Unaffiliated Directors"). If any vacancy (whether by death, retirement, disqualification, removal from office or other cause, or by increase in number of directors) occurs prior to a meeting of the Company's stockholders, the Board (i) may appoint a member of management to fill a vacancy caused by a Management Director ceasing to serve as a director, (ii) shall appoint, subject to Section 3.1(d), a person designated by the Apollo/Blackstone Shareholders to fill a vacancy created by a Shareholder Designee ceasing to serve as a director (except as a result of the reduction of the number of Shareholder Designees entitled to be included on the Board of Directors by reason of a decrease in the Apollo/Blackstone Shareholders' beneficial ownership of Apollo/Blackstone Shares below any Beneficial Ownership Threshold or by reasons of a decrease in the Shareholders' beneficial ownership of Voting Securities below the Actual Voting Power Threshold), and (iii) may appoint a person who qualifies as an Unaffiliated Director and is recommended by the Nominating Committee pursuant to the procedures set forth in the following paragraph to fill a vacancy created by an Unaffiliated Director ceasing to serve as a director (provided, however, that in the case of a vacancy relating to an Unaffiliated Director, if a majority of the Nominating Committee is unable to recommend a replacement, then the directorship with respect to this vacancy shall remain vacant), and each such person shall be a Management Designee, Shareholder Designee or Unaffiliated Director, as the case may be, for purposes of this Agreement. Upon any decrease in the Apollo/Blackstone Shareholders' beneficial ownership of Apollo/Blackstone Shares below any Beneficial Ownership Threshold or Voting Securities below the Actual Voting Power Threshold, the Apollo/Blackstone Shareholders shall cause a number of Shareholder Designees to offer to immediately resign from the Board of Directors such that the number of Shareholder Designees serving on the Board of Directors immediately thereafter will be equal to the number of Shareholder Designees which the Apollo/Blackstone Shareholders would then be entitled to designate under Section 3.1(b) of the Shareholders Agreement. Upon termination of the Shareholder Designee Period, the
         Apollo/Blackstone Shareholders shall promptly cause all of the Shareholder Designees to offer to resign immediately from the Board of Directors and any committees thereof.

                  3. The following provision shall replace Section III.3 of the Bylaws in its entirety:

                           Section III.3. For so long as the Apollo/Blackstone Shareholders are entitled to at least two Shareholder Designees under the Shareholders Agreement, the Apollo/Blackstone Shareholders shall be entitled to have one Shareholder Designee serve on each committee of the board of directors other than any committee formed for the purpose of considering matters relating to the Shareholders. At all times during the Shareholder Designee Period, Unaffiliated Directors shall be designated exclusively by a majority of a nominating committee (the "Nominating Committee"), which shall at all times during the Shareholder Designee Period consist of not more than four persons, two of whom shall be Shareholder Designees (or such lesser number of Shareholder Designees as then serves on the Board of Directors) and two of whom shall be either Management Directors or Unaffiliated Directors. If the Nominating Committee is unable to recommend one or more persons to serve as Unaffiliated Directors (except with respect to any vacancy created by an Unaffiliated Director ceasing to serve as such), then the Board of Directors shall nominate and recommend for election by stockholders an Unaffiliated Director then serving on the Board of Directors. Notwithstanding the foregoing, if the Apollo/Blackstone Shareholders beneficially own less than 50% of the Apollo/Blackstone Shares, the Nominating Committee shall be comprised of individuals only one of whom is a Shareholder Designee.